Exhibit 99.6

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Quarter Ended June 30

(unaudited)

(dollars in thousands, except per share amounts)

	2005	2004
Regulated Businesses

Net Income	$49,659	$34,260

Earnings Per Share — diluted	$0.24	$0.19

Operational Statistics:
Electric Retail MWh Sales and Transportation	12,802,042	12,836,087
Gas Retail Mcf Sales and Transportation	13,343,597	13,350,193
Electric Customers (End of Period)	1,562,722	1,543,967
Gas Customers (End of Period)	509,238	509,444

Commercial Businesses

Net Income	$3,518	$31,255

Earnings Per Share — diluted	$0.02	$0.17

Power Technology & Infrastructure Services

Net Income.	$(2,469)	$(7,011)

Earnings Per Share — diluted	$(0.01)	$(0.04)

For 2004, the Regulated and Commercial segments have each been restated from prior presentations to reflect the reclassification of PSI’s off-sytem sales from the Commercial Businesses to the Regulated Businesses.